Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 2, 2012, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Seth Horowitz (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the President of its Men’s Division, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Executive is willing to accept such employment upon such terms;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of President, Men’s Division, and shall have such duties as are consistent with such position. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Chief Executive Officer of the Company.

2. Time. The Executive shall devote substantially all of his professional time to the business affairs of the Company, provided that nothing contained herein shall be deemed to restrict the Executive from (i) engaging in charitable, religious, civic or community activities, (ii) serving as a director or member of a committee of up to two (2) organizations or corporations that do not, in the good faith determination of the Board of Directors of the Company (“Board”), compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company, and (iii) managing his personal passive investments and affairs, provided that, such activities do not interfere with Executive’s duties and responsibilities under this Agreement.

3. Term. The Executive’s engagement shall commence effective the date hereof and shall continue for three (3) years (the “Term”) unless otherwise terminated as provided herein. The effective date on which the Executive’s employment with the Company is terminated shall be the “Date of Termination”.

4. Compensation.

(a)

Base Salary. Executive’s base salary for the first year of the Term will be at a rate of not less than $500,000 per annum; Executive’s base salary for the second year of the Term will be at a rate of not less than $550,000 per annum; and Executive’s Base Salary for the third year of the Term shall be at a rate of not less than $600,000 per annum, in each case, paid in accordance with the Company’s payroll practices and policies then in effect, with such increases as determined by the Board or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)	Bonus. In addition to Base Salary, Executive shall be eligible for a cash annual bonus (“Annual Bonus”) of up to 100% of Executive’s Base Salary for each completed calendar year (subject to Section 5(d)) during the Term in accordance with this Section 4(b). The Annual Bonus shall be based (i) 66.6% on the level of the Company’s consolidated earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets (“EBITDA”) achieved for such year against the target level of EBITDA (“Target EBITDA”) and (ii) 33.4% on EBITDA targets for the Company’s men’s brands overseen by the Executive (“Target Men’s EBITDA”), in each case as established for such year for the Company’s Chief Executive Officer by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, but with prior consultation with the Executive, as follows:

Annual Level of Target EBITDA Achieved	% of Base Salary
80% (Threshold)	33.3%
90%	50%
100% (Target)	66.6%

Annual Level of Target Men’s EBITDA Achieved	% of Base Salary
80% (Threshold)	16.7%
90%	25%
100% (Target)	33.4%

provided, however, that (i) the Executive shall be entitled to an Annual Bonus with respect to the calendar year ending December 31, 2012 in the full amount that the Executive would be entitled to hereunder had the Term commenced on January 1, 2012, which Annual Bonus shall be no less than 50% of the Executive’s Base Salary for such year. There shall be no interpolation between each target level. Any Annual Bonus earned shall be payable in full in a lump sum cash payment in the calendar year following the calendar year for which it is earned. Such payment shall be made as soon as reasonably practicable following the audit by the Company’s independent public accountants of the Company’s financial statements for the calendar year for which it is earned, and the certification of the amount due by the Compensation Committee, and in accordance with the Company’s normal payroll practices for the payment of bonuses to senior executives. The Compensation Committee shall use reasonable business efforts to meet for the purposes of such certification within 30 days after completion of the audit for the applicable fiscal year. The Target Men’s EBITDA for 2012 shall be established in good faith between the Executive and the Company’s Chief Executive Officer and submitted to the Compensation Committee for approval within 45 days from the date of this Agreement.

(c)	Restricted Stock.

(i)	Promptly upon approval by the Board and the Company’s stockholders of the Company’s 2012 Equity Incentive Plan or similar plan covering awards of common stock to the Company’s employees (the “Plan”), the Company shall grant to the Executive 75,000 shares of the Company’s common stock, $.001 par value (the “Award”), subject to the terms and conditions set forth herein, in a Restricted Stock Agreement between Executive and the Company substantially in the form attached hereto as “Exhibit A” and as provided to senior executives of the Company and any Plan pursuant to which the Award may be issued. The restrictions on the shares covered by the Award shall lapse with respect to one-third of such shares on each of the first three (3) anniversaries of the date hereof (each a “Stock Vesting Date”), in accordance with the terms and conditions of the Restricted Stock Agreement.

(ii)	Notwithstanding the foregoing: (x) in the event approval of the Plan by the Board and the Company’s stockholders is not obtained prior to the termination of Executive’s employment for the reasons set forth in Sections 5(a)(1), (2), (3), (6) or (7) hereof or the last day of the Term, then in lieu of the grant of the Award to the Executive, the Company shall pay to the Executive, subjection to the provision of subsection (iii) below, an amount equal to $1,303,500 (the “Alternate Payment”) during the thirty (30) day period following the Date of Termination (as defined herein); and (y) in the event approval of the Plan by the Board and the Company’s stockholders is not obtained prior to the termination of Executive’s employment for the reasons set forth in Sections 5(a)(4) or (5) hereof, then in lieu of the grant of the Award to the Executive, the Company shall pay to Executive the vested portion of the Alternate Payment.

(iii)	In the event of a Change in Control (as hereinafter defined in Section 5(d)(iii) below) following the first six-months of the Term, any remaining restrictions relating to any portion of the Award granted to the Executive that has not vested shall immediately lapse. In the event of a Change of Control during the first six-months of the Term, the restrictions relating to 33.3% of the Award shall immediately lapse and the balance of the Award shall be forfeited. Further, in the event that the Award has not been granted prior to the Change in Control, the Executive shall be paid, in lieu of the Award Shares, (x) the Alternate Payment if the Change of Control occurs following the first six-months of the Term or (y) 33.3% of the Alternate Payment if the Change of Control occurs during the first six-

months of the Term. In each case, the amount of the Alternate Payment (as set forth above) shall be paid to the Executive within thirty (30) days following the occurrence of such Change in Control. Also, in the event of a Change in Control during the first six-months of the Term, the Executive shall be eligible to receive, in addition to 33.3% of the Award or Alternate Payment, as provided above, an amount equivalent to 33.3% of the Alternate Payment, which amount shall vest on the second anniversary of the Term, provided that this Agreement is not earlier terminated pursuant to Sections 5(a) (4) or (5). For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, in the event of a Change of Control during the first six-months of the Term, the Executive shall only be entitled to receive: (a) 33.3% of the Award or Alternate Payment, payable within thirty (30) days of the Change of Control; plus (b) 33.3% of the Alternate Payment, payable within thirty (30) days following the second anniversary of the Term, provided that this Agreement is not earlier terminated pursuant to Sections 5(a) (4) or (5). All other amounts of the Award or Alternate Payment shall be forfeited.

(d)	Fringe Benefits. Executive shall receive the fringe benefits generally given to other executive officers of the Company including, but not limited to, major medical, dental, life insurance, and pension including any 401(k) or other profit sharing plan. Subject to Executive’s insurability at standard or better insurance rates and his cooperating with any required physical examinations, the Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, life insurance issued by an insurance company or companies having at least an “A” rating by A.M. Best Company covering the life of the Executive for the benefit of his designated beneficiary in the amount of $5,000,000. Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company. The Company shall pay Executive a car allowance of $1,500 per month during the Term of this Agreement.

(e)	Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by his in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel (including first class airfare, hotels and meals) or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments within thirty (30) days after the incurrence of such expenditures, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Chief Executive Officer of the Company for any expense incurred by the Executive, individually, in excess of $5,000.

(f)	Vacation. Executive shall be entitled to five (5) weeks of paid vacation per year. The Executive shall use his vacation in the calendar year in which it is accrued.

5. Termination of Employment.

(a)	General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(1) Death. The Executive’s employment under this Agreement shall terminate upon his death.

(2) Disability. If the Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

(3) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 120th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii)	a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of the title of the Executive with the Company as set forth in Section 1, above;

(iv)	a reduction by the Company in any of the percentages of Base Salary payable as an Annual Bonus as set forth in Section 4(b) hereof (or, for purposes of determining an Annual Bonus, an increase in any of the percentages of Annual Level of Target EBITDA that must be achieved to obtain the related percentage of Base Salary as set forth in Section 4(b) hereof);

(v)	the re-location of the Executive to an office outside of New York, New York (the borough of Manhattan);

(vi)	the assignment to the Executive of duties or responsibilities which represent a material diminution of his duties and responsibilities set forth in Section 1 above; or

(vii)	a change in the reporting structure so that the Executive reports to someone other than the Chief Executive Officer.

provided, however, that, within ninety (90) days after any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as hereinafter defined in Section 9(a) below); provided, however, that in the event it is finally determined that any taxes are due and payable in connection with the receipt of such consideration by the Executive, then the Executive agrees to pay any taxes, penalties and interest that may arise in connection therewith, and shall indemnify and hold harmless the Company from any taxes, penalties and interest that result therefrom.

(4) Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least sixty (60) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(5) Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)	the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least thirty (30) days to cure same;

(ii)	the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv)	the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud,

embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(5), no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(6) Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(7) Early Termination Option. The Company may terminate the Executive’s employment under this Agreement, effective as of the last day of the second year of the Term, by providing notice to the Executive given at least sixty (60) days prior to the end of the second year of the Term.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)	Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5(a)(2) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5(a)(3) or 5(a)(5) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(a)(4) above, the date specified in the Notice of Termination which shall be at least sixty (60) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to subsection 5(a)(6)(i), the date on which a Notice of Termination is given, and (f) if the Executive’s employment is terminated pursuant to subsection 5(a)(7), the last day of the second year of the Term.

(d)	Compensation Upon Termination.

(i)	Termination for Cause, without Good Reason or Early Termination. If the Executive’s employment shall be terminated by the Company for Cause, by the Executive without Good Reason, or at the Company’s option pursuant to Section 5(a)(7), the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((a) though (d), the “Amounts and Benefits”), (e) all vested shares in respect of the Award, or, if the Award has not theretofore been granted, the vested portion of the Alternate Payment, and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement, and (f) in the event of a termination by the Company pursuant to Section 5(a)(7), all remaining restrictions relating to any portion of the Award granted to the Executive that have not vested shall immediately lapse notwithstanding any provisions to the contrary contained in the Plan or Restricted Stock Agreement, or, if the Award has not theretofore been granted, the Executive shall be paid the Alternate Payment (less any amount previously paid to Executive pursuant to Section 4(c)(iii) and subject to the limitations set forth thereunder), in a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination. In addition, except as set forth in subsection (f) above, any portion of the Award or the Alternate Payment, as the case may be, that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)	Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and the Executive has not received and is not entitled to any payment under Section 5(d)(iii) hereof, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 9 hereof:

1.

an amount equal to the greater of (x) the sum of all applicable Base Salary for the balance of the Term determined as if such termination had not occurred, which shall be payable in full in a lump sum cash payment to be made to the Executive within thirty

(30) days after the Date of Termination, and (y) six-months of Executive’s then applicable Base Salary;

2.	any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to the Executive within thirty (30) days after the Date of Termination;

3.	in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”). In the event that the Company has not established an executive bonus plan covering the year of the Term during which the Executive was terminated the pro-rata portion of the bonus due to the Executive shall be based upon the prior year’s Annual Bonus received by the Executive, which amount shall be paid within thirty (30) days after the Date of Termination;

4.

subject to the Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by Executive of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); provided, however, that notwithstanding the foregoing, if the benefit determined under this subsection is determined to be discriminatory by the Internal Revenue Service under Section 2716(a) of the Public Health Service Act, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to, in good faith, reform such provision so that it is nondiscriminatory, and further provided that, to the maximum extent practicable, the original intent and economic benefit to the Executive and to the Company shall be preserved; and

5.	all remaining restrictions relating to any portion of the Award granted to the Executive that have not vested shall immediately lapse notwithstanding any provisions to the contrary contained in the Plan or Restricted Stock Agreement, or, if the Award has not theretofore been granted, the Executive shall be paid the Alternate Payment (less any amounts previously paid pursuant to Section 4(c)(iii) and subject to the limitations set forth thereunder) in a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination.

(iii)	Termination Following Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason within 12 months after a Change in Control, then the Company shall pay to Executive, in a lump sum, in cash, within 15 days after the Date of Termination, an amount equal to $100 less than three times the Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount (including an amount attributable to the value of the Non-Competition and Non-Solicitation Provisions set forth in Section 7 hereof) that will not result in receipt by the Executive of an excess parachute payment. The benefit reduction described in the preceding sentence (including the amount attributable to the value of the Non-Competition and Non-Solicitation Provisions set forth in Section 7 hereof) shall be negotiated by the Company and the Executive in good faith. In addition to the foregoing, upon a termination of Executive’s employment as set forth above, Executive shall be entitled to receive (i) the Amounts and Benefits and the payments in the amounts contemplated, and on the dates specified, by sub-section 5(d)(ii)(i), (ii), (iii) and (iv), subject to the excess parachute payment benefit reduction described in this Section 5(d)(iii); and (ii) the balance of any remaining portion of the Alternate Payment owed pursuant to Sections 4(c) (ii) and (iii).

For purposes of this Agreement, a “Change in Control” shall mean any of the following:

1.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

5.

(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Board provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(l) under the Exchange Act;

6.	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)	Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, and (iii) the Pro Rata Bonus. In addition, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive’s estate within thirty (30) days of the Date of Termination, or in the event the Award has not been made because approval of the Plan by the Board and the Company’s stockholders has not occurred, the estate shall be paid the Alternate Payment (less any amount previously paid pursuant to Section 4(c)(iii) and subject to the limitations set forth thereunder) within thirty (30) days after the Date of Termination.

(v)	Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, (iii) a Pro Rata Bonus and (v) the Medical Continuation Benefits. In addition, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive within thirty (30) days of the Date of Termination, or in the event the Award has not been made because approval of the Plan by the Board and the Company’s stockholders has not occurred, the Executive shall be paid the Alternate Payment (less any amount previously paid pursuant to Section 4(c)(iii) and subject to the limitations set forth thereunder) within thirty (30) days after the Date of Termination.

(vi)

Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii), (iii), (iv) or (v) above, he shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding any provision to the contrary contained in this Section 5(d), if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid by the later of March 15 of the calendar year immediately following the calendar year to which it relates or the end of the applicable thirty (30) day period.

(e)	No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Date of Termination. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

6. Confidentiality. The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to the reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

7. Noncompetition; Nonsolicitation.

(a)

The Executive hereby agrees that during the period commencing on the date hereof and ending April 1, 2015 (or April 1, 2014 if the Agreement is terminated by the Company pursuant to Section 5(a)(7)) (the “Non-Compete Term”), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products during the time of Executive’s employment by the Company (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates, during the time of Executive’s employment by the Company, or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation.

(b)	The Executive shall not, during the period commencing on the date hereof and ending on April 1, 2015 (or April 1, 2014 if the Agreement is terminated by the Company pursuant to Section 5(a)(7)), directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s customers, suppliers, lessors, lessees, licensors, or licensees, or persons listed on the personnel lists of the Company or any subsidiary.

(c)	For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that he shall be prohibited from, during the period commencing on the date hereof and ending on April 1, 2015 (or April 1, 2014 if the Agreement is terminated by the Company pursuant to Section 5(a)(7)), directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, supplier, lessor, lessee, licensor, licensee or customer of the Company or any subsidiary (but only those suppliers existing during the time of the Executive’s employment by the Company or any subsidiary, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company or any subsidiary.

(d)	Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by his in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to him being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of

Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted.

9. Section 409A of the Code.

(a)	It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith. Whenever a payment under this Agreement specifies a payment period with respect to a number of days (e.g., within thirty (30) days following termination of employment), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(b)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the Date of Termination to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as hereinafter defined in this sub-section (b) below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

10. Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)	Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes any prior agreement and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 4th Floor

New York, New York 10018

Attention: Neil Cole, Chief Executive Officer

To the Executive:

Seth Horowitz

27 West 72nd Street

Apt 1405

New York, New York 10023

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 2nd day of April 2012.

Iconix Brand Group, Inc.		Executive

By:	/s/ Neil Cole	/s/ Seth Horowitz
	Name: Neil Cole	Seth Horowitz
Title: Chief Executive Officer

EXHIBIT A

ICONIX BRAND GROUP, INC.

RESTRICTED STOCK AGREEMENT

To:

Date of Award: April     , 2012

In accordance with, and subject to, the terms of the employment agreement dated as of April 2, 2012 between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and you (the “Employment Agreement”), you are hereby awarded, effective as of the date hereof (the “Award Date”), 75,000 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of the Company, pursuant to the Company’s 2009 Equity Incentive Plan or a similar plan that covers awards of Common Stock to the Company’s officers (the “Plan”), subject to certain restrictions specified below in Restrictions and Forfeiture. (While subject to the Restrictions, this Agreement refers to the Shares as “Restricted Shares”.) Capitalized terms used herein which are defined in the Employment Agreement shall have the meanings defined therein.

During the period commencing on the Award Date and terminating on April 2, 2015 (the “Restricted Period”), except as otherwise provided herein, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered and are subject to forfeiture (the “Restrictions”).

Except as set forth below, the Restricted Period with respect to the Shares will lapse in accordance with the vesting schedule set forth below (the “Vesting Schedule”). Subject to the restrictions set forth in the Plan, the Administrator (as defined in the Plan) shall have the authority, in its discretion, to accelerate the time at which any or all of the Restrictions shall lapse with respect to any Shares subject thereto, or to remove any or all of such Restrictions, whenever the Administrator may determine that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the commencement of the Restricted Period.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Restricted Shares:

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest in the Restricted Shares until the dates set forth in the Vesting Schedule, at which point the Restricted Shares will be referred to as “Vested.”

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If your employment is terminated by the Company for Cause or by you without Good Reason, your unvested Restricted Shares will be forfeited.

Vesting Schedule	Assuming you provide Continuous Service (as defined herein) as an Executive (as defined in the Plan) of the Company or an Affiliate (as defined in the Plan) of the Company, all Restrictions will lapse on the Restricted Shares on the Vesting Date or Vesting Dates set forth in the schedule below for the applicable grant of Restricted Shares and they will become Vested.

Vesting Date	Number of Restricted Shares that Vest
April 2, 2013	1/3 of Restricted Shares
April 2, 2014	1/3 of Restricted Shares
April 2, 2015	1/3 of Restricted Shares

Acceleration of Vesting Upon Death, Disability, Termination without Cause or for Good Reason, or Change in Control	In the event of your death or Disability or termination of your employment by the Company without Cause or by you for Good Reason, or a Change in Control that occurs following October 2, 2012, all of the Restricted Shares shall thereupon become fully vested.

Continuous Service	“Continuous Service,” as used herein, means the absence of any interruption or termination of your service as an Employee (as defined in the Plan) of the Company or any Affiliate. If you are employed by an Affiliate of the Company, your employment shall be deemed to have terminated on the date your employer ceases to be an Affiliate of the Company, unless you are on that date transferred to the Company or another Affiliate of the Company. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or any then Affiliate of the Company. Your employment shall not be deemed to have terminated if you are transferred from the Company to an Affiliate of the Company, or vice versa, or from one Company Affiliate to another Company Affiliate.

Share Certificates	The Company will, at its option either (i) delay the issuance of certificates representing the Shares (or portion thereof) until the Shares become Vested or (ii) will cause the Shares to be issued in book-entry form or will issue a certificate (or certificates) in your name with respect

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to the Shares, and will hold any such certificate (or certificates) on deposit for your account or cause the book-entry not to be credited as free from restrictions on your account until the expiration of the Restricted Period with respect to the Shares represented thereby. Any such certificate (or certificates) issued prior to the end of the Restricted Period will contain substantially the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions on voting) contained in the 2009 Equity Incentive Plan of the Company or a similar plan that covers awards of Common Stock to the Company’s officers, and a Restricted Stock Agreement, copies of which are on file in the office of the Secretary of the Company.

Additional Conditions to Issuance of Stock Certificates

You will not receive the certificates representing the Restricted Shares:

(a) During any period of time in which the Company deems that the issuance of the Shares may violate a federal, state, local, or foreign law, rule or regulation, or any applicable securities exchange or listing rule or agreement, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell; or

(b) Until you have paid or made suitable arrangements to pay (i) all federal, state, local and foreign tax withholding required by the Company in connection with the issuance or the vesting of the Shares and (ii) the employee’s portion of other federal, state, local and foreign payroll and other taxes due in connection with the issuance or the vesting of the Shares.

Cash Dividends	Cash dividends, if any, paid on the Restricted Shares shall be held by the Company for your account and paid to you upon the expiration of the Restricted Period, except as otherwise determined by the Administrator. All such withheld dividends shall not earn interest, except as otherwise determined by the Administrator. You will not receive withheld cash dividends on any Restricted Shares which are forfeited and all such cash dividends shall be forfeited along with the Restricted Shares which are forfeited.

Voting Rights	Prior to vesting, you will have no voting rights with respect to any Restricted Shares that have not Vested.

Tax Withholding	Unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pay taxes in accordance with that election, you will be taxed on the Shares as they become Vested and must arrange to pay the taxes on this income. If the Administrator so determines, arrangements for paying the taxes may include your surrendering Shares that otherwise would be released to

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you upon becoming Vested or your surrendering Shares you already own. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

The Company shall have the right to withhold from your compensation an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes. Alternatively, the Company may require you to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Shares, or, in lieu thereof, to retain or sell without notice a sufficient number of Shares to cover the amount required to be withheld. The Company may withhold from any cash dividends paid on the Restricted Shares an amount sufficient to cover taxes owed as a result of the dividend payment. The Company’s method of satisfying its withholding obligations shall be solely in the discretion of the Administrator, subject to applicable federal, state, local and foreign laws. The Company shall have a lien and security interest in the Shares and any accumulated dividends to secure your obligations hereunder.

Tax Representations	You hereby represent and warrant to the Company as follows:

(a) You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its Employees or agents.

(b) You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that Section 83 of the Code taxes (as ordinary income) the fair market value of the Shares as of the date any “restrictions” on the Shares lapse. To the extent that an award hereunder is not otherwise an exempt transaction for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to officers, directors and 10% stockholders subject to Section 16 of the 1934 Act, a “restriction” on the Shares includes for these purposes the period after the award of the Shares during which such officers, directors and 10% stockholders could be subject to suit under Section 16(b) of the 1934 Act. Alternatively, you understand that you may elect to be taxed at the time the Shares are awarded rather than when the restrictions on the Shares lapse, or the Section 16(b) period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of the award.

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YOU HEREBY ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION AVAILABLE TO YOU UNDER SECTION 83(B) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

Securities Law Representations	The following two paragraphs shall be applicable if, on the date of issuance of the Restricted Shares, no registration statement and current prospectus under the Securities Act of 1933, as amended (the “1933 Act”), covers the Shares, and shall continue to be applicable for so long as such registration has not occurred and such current prospectus is not available:

(a) You hereby agree, warrant and represent that you will acquire the Shares to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree that you will not at any time make any offer, sale, transfer, pledge or other disposition of such Shares to be issued hereunder without an effective registration statement under the 1933 Act, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You agree to execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

(b) The certificates for Shares to be issued to you hereunder shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

Stock Dividend, Stock Split and Similar Capital Changes	In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of

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shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith. Any shares of Common Stock or other securities received, as a result of the foregoing, by you with respect to the Restricted Shares shall be subject to the same restrictions as the Restricted Shares, the certificate or other instruments evidencing such shares of Common Stock or other securities shall be legended and deposited with the Company as provided above with respect to the Restricted Shares, and any cash dividends received with respect to such shares of Common Stock or other securities shall be accumulated as provided above with respect to the Restricted Shares.

Non-Transferability	Prior to vesting, Restricted Shares are not transferable.

No Effect on Employment	Except as otherwise provided in the Employment Agreement, nothing herein shall modify your status as an at-will employee of the Company or any of its Affiliates. Further, nothing herein guarantees you employment for any specified period of time. This means that, except as provided in the Employment Agreement, either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to the date on which your Shares become vested.

No Effect on Corporate Authority	You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration	Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall, unless the Company in its sole discretion determines otherwise, be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any

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disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must be in writing and either hand-delivered or mailed to the office of the Chief Executive Officer of the Company. If mailed, it should be addressed to the Chief Executive Officer of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Agreement Subject to Plan; Entire Agreement	This Agreement shall be subject to the terms of the Plan in effect on the date hereof, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control, provided that in the event of a conflict between the terms of this Agreement and the Employment Agreement, the terms of the Employment Agreement will control.

Please sign the copy of this Restricted Stock Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

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ICONIX BRAND GROUP, INC.

By:

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ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Agreement. I accept this Restricted Stock Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to option or stock grants.

Date:

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AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) dated March 18, 2014 (the “Effective Date”) to the Employment Agreement entered into April 2, 2012 (the “Original Agreement”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Seth Horowitz (“Executive” and together with the Company, the “parties”).

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to extend the term of the Executive’s employment with the Company and amend certain other provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement of Executive; Duties. Section 1 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of Chief Operating Officer, and shall have such duties as are consistent with such position. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Chief Executive Officer of the Company.”

2. Term. Section 3 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“3. Term. The Executive’s engagement shall commence on the Effective Date and shall continue until December 31, 2016 (the “Term”) unless otherwise terminated as provided herein. The effective date on which the Executive’s employment with the Company is terminated shall be the “Date of Termination”.”

3. Base Salary. Section 4(a) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“4(a) Base Salary. Executive’s base salary from March 18, 2014 through the end of the Term will be at a rate of not less than $625,000 per year, paid in accordance with the Company’s payroll practices and policies then in effect, with such increases as determined by the Board or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).”

4. Bonus. Section 4(b) as set forth in the Original Agreement shall be applicable to the periods ended December 31, 2013. For the period from January 1, 2014 through December 31, 2016, Section 4(b) shall read in its entirety as follows:

“(b) Annual Bonus. Executive shall be entitled to participate in the Company’s executive bonus program then in effect. Executive shall be eligible for an annual bonus (“Annual Bonus”) of up to 100% of Executive’s Base Salary, to be superseded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company. In the event that the Annual Bonus payment for a calendar year, if any, is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for such calendar year, such Annual Bonus shall be paid as soon as reasonably practicable following the completion of such audit; otherwise such Annual Bonus shall be paid by March 15 of the calendar year immediately following the calendar year to which it relates.”

5. Noncompetition; Nonsolicitation. Sections 7(a) through (c) of the Original Agreement are hereby deleted in their entirety and replaced by the following:

“(a) The Executive hereby agrees that during the period commencing on the date hereof and ending December 31, 2016 (the “Non-Compete Term”), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products during the time of Executive’s employment by the Company (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates, during the time of Executive’s employment by the Company, or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation.

“(b) The Executive shall not, during the period commencing on the date hereof and ending on December 31, 2016, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s customers, suppliers, lessors, lessees, licensors, or licensees, or persons listed on the personnel lists of the Company or any subsidiary.

“(c) For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that he shall be prohibited from, during the period commencing on the date hereof and ending on December 31, 2016, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, supplier, lessor, lessee, licensor, licensee or customer of the Company or any subsidiary (but only those suppliers existing during the time of the Executive’s employment by the Company or any subsidiary, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company or any subsidiary.”

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Section 7(d) of the Original Agreement shall continue in full force and effect unamended hereby.

6. Equity Award.

6.1 Existing Awards. All Awards in the Original Agreement and existing equity grants to the Executive (“Existing Awards”) shall continue to vest in accordance with the terms and conditions of the Original Agreement.

6.2 RSU’s. In addition to the Existing Awards, on the Effective Date (the “New Award Determination Date”), the Executive shall receive a grant of restricted stock units of the Company (the “RSU’s”) equal to a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with a Fair Market Value (as defined below in this subsection) of Eight Hundred Thousand Dollars ($800,000). For purposes of this Section and Section 6.3, “Fair Market Value” means the average of the last sale price reported for a share of Common Stock for each of the five (5) trading days preceding the date this Agreement is signed by the parties, as reported on the NASDAQ Stock Market. The RSU’s shall be subject to the terms and conditions of the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Equity Plan” or “2009 Plan”) and a Restricted Stock Unit Award Agreement between the Company and the Executive in substantially the form attached hereto as Exhibit A and which Restricted Stock Unit Award Agreement shall set forth the following terms and conditions:

(i)	Vesting. Vesting of the RSU’s shall be time based and shall vest in two (2) substantially equal annual installments subject to the Executive’s continuous employment with the Company through each such vesting date, with the first installment of RSU’s with a Fair Market Value of $400,000 vesting on December 31, 2015 and the second and final installment of RSU’s with a Fair Market Value of $400,000 vesting on December 31, 2016 (each a “Time Vesting Date”). Notwithstanding anything to the contrary contained herein, in the event of a “Change in Control” (as defined in Section 5(d)(iii) of the Original Agreement), the unvested RSU’s shall vest as provided in the 2009 Equity Plan.

(ii)	Distribution. Subject to Section 6.2(i) hereof, Section 5(d) of the Original Agreement as to conditions and timing of distribution of Common Stock with respect to RSU’s vesting as a result of a termination of employment and Section 9 of the Original Agreement with regard to timing of equity distributed as a result of a Separation From Service (as defined in the Original Agreement) as an employee of the Company, any vested portion of the RSU’s shall be distributed to the Executive in shares of Common Stock as follows:

(A)	The RSU’s shall be distributed to the Executive fifteen (15) days after the applicable Time Vesting Date; and

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(B)	Notwithstanding anything to the contrary contained herein or in the Original Agreement, other than Section 5(d)(iii) and 9 of the Original Agreement, all vested RSU’s (including those vested pursuant to the second sentence of clause (i) above) shall be distributed in shares of Common Stock to the Executive simultaneous with the Company’s incurring a Change in Control.

(iii)	Termination. Notwithstanding the foregoing, in the event of a termination of the Executive’s employment with the Company prior to any Time Vesting Date (other than as set forth in the second sentence of clause (i) above), the unvested RSU’s at the time of such termination shall vest or be forfeited, as applicable, as is the case for the Award granted in the Original Agreement, as set forth in Section 5(d) of the Original Agreement.

6.3 PSU’s. Subject to the last sentence of this Section 6.3, in addition to the Existing Awards, on the Effective Date, the Executive shall receive a one-time grant of performance stock units of the Company (the “PSU’s”) issued under the 2009 Equity Plan equal to a number of shares of the Company’s Common with a Fair Market Value, as defined in Section 6.2, on the Effective Date of Two Million, Eight Hundred Thousand Dollars ($2,800,000). The number of PSU’s to be issued shall be determined by dividing $2,800,000 by the Fair Market Value. The PSU’s shall be subject to the terms and conditions of the 2009 Equity Plan and a Performance Stock Unit Award Agreement between the Company and the Executive in substantially the form attached hereto as Exhibit B and which Performance Stock Unit Award Agreement shall set forth the following terms and conditions:

(i)	Vesting. Vesting of the PSU’s granted pursuant to this Amendment shall be performance-based and shall vest in three (3) annual installments, with the first installment, with a Fair Market Value of $600,000, vesting on December 31, 2014, the second installment, with a Fair Market Value of $1,000,000, vesting on December 31, 2015 and the final installment, with a Fair Market Value of $1,200,000, vesting on December 31, 2016, in each case subject to the achievement of annual performance goals as described on Exhibit X attached hereto upon certification of achievement by the Compensation Committee as set forth on Exhibit X attached hereto. Notwithstanding anything to the contrary contained herein, in the event of a “Change in Control” (as defined in Section 5(d)(iii) of the Original Agreement), the unvested PSU’s shall vest as provided in the 2009 Equity Plan as in effect on the New Award Determination Date.

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(ii)	Distribution. Subject to the terms of the 2009 Plan as to conditions and timing of distribution of Common Stock with respect to PSU’s granted pursuant to this Amendment and vesting as a result of a termination of employment and Section 9 of the Original Agreement with regard to timing of equity distributed as a result of a Separation from Service as an employee of the Company, any vested portion of the PSU’s granted pursuant to this Amendment shall be distributed to the Executive in shares of Common Stock in the year following the year of each applicable Performance Vesting Date (as defined in Exhibit X) following the Compensation Committee’s certification of the level of attainment of the annual performance goals. Notwithstanding anything to the contrary contained herein, except as to Sections 5(d) and 9 of the Original Agreement, all vested PSU’s (including those vested pursuant to the second sentence of clause (i) above) shall be distributed to the Executive in shares of Common Stock simultaneous with the Company incurring a Change in Control. Notwithstanding anything to the contrary contained herein or in the 2009 Plan, except as to Sections 5(b) and 9 of the Original Agreement, if the employment of Executive with the Company is terminated by the Company without Cause, by the Executive for Good Reason or Disability (each as defined in the Original Agreement) or death then, in addition to retaining any previously earned PSU’s, the Executive (or his estate, if applicable) shall be entitled to receive at the same time and in the same form that the Executive would have received had Executive continued in employment, the pro rata portion of any PSU’s earned during the year of termination, to the extent earned based upon an adjustment of the absolute goals performance goals (as described in Exhibit X attached hereto) for the year of termination after adjustment of such performance goals to take into account the shortened performance period resulting from his termination of employment. Moreover, notwithstanding anything to the contrary contained herein or in the 2009 Plan, upon a termination of the Executive’s employment for Cause (as defined in the Original Agreement) he shall be entitled to retain any PSU’s that vested prior to the date of termination.

7. Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: Chief Executive Officer

/s/ Seth Horowitz
SETH HOROWITZ

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EXHIBIT X

PSU Performance Goals for PSU’s awarded pursuant to Section 6.3 of the Amendment

A. PSU Allocation.

For each Performance Period, the PSU’s shall be allocated to each performance goal set below as follows: (i) 33-1/3% of the PSU’s to the achievement of EBITDA Growth (as defined below) (the “EBITDA Shares”); (ii) 33-1/3% of the PSU’s to the achievement of EPS Growth (as defined below) (the “EPS Shares”); and (iii) 33-1/3% of the PSU’s to the achievement of Free Cash Flow (as defined below) (the “Free Cash Flow Shares”).

B. Performance Goals.

i Performance goals established for purposes of the grant of the PSU’s are intended to be “performance-based” under Section 162(m) of the Code and constitute a “Performance Measure” as set forth in the Amended and Restated 2009 Equity Incentive Plan of the Company (the “2009 Equity Plan”).

ii Except as expressly provided in Section 6 of the Amendment, with regard to acceleration, the performance goals for each applicable Performance Period (as defined below) shall be based on the attainment of specified levels of the Company’s EBITDA, earnings per common share (diluted), excluding Extraordinary Items, as defined below (“EPS”), and Free Cash Flow, as defined below, over the Performance Periods. The number of PSU’s will be vested and delivered based on the level of (x) Absolute EBITDA Growth or Relative EBITDA Growth, (y) Absolute EPS Growth or Relative EPS Growth and (z) Free Cash Flow achieved, as specified below. The Company agrees that the Compensation Committee, upon confirmation by the Company’s independent certified public accountants, shall certify the attainment of the foregoing metrics for each Performance Period to the extent and in the manner required by Section 162(m) of the Code.

iii The three (3) year performance goals for EBITDA and EPS (“Absolute EBITDA Growth” and “Absolute EPS Growth”) shall be based on the Company’s actual EBITDA for the year ended December 31, 2013 (calculated as set forth in the definition of EBITDA Growth below as if January 1, 2013 to December 31, 2013 were a Performance Period) and the Company’s actual EPS for the year ended December 31, 2013 as reported by the Company.

For the three (3) year Performance Periods, the Target levels for each of the EBITDA and EPS measures (with such levels being based on the actual 2013 results as aforesaid) shall be compounded annually at 10% over the three (3) year period and the Threshold levels shall be compounded annually at 5% over the three (3) year period. Payouts for EBITDA Growth or EPS Growth between 5% and 10% shall equal (1) 50% plus (2) (a) 50% times (b) the ratio between (i) the actual EBITDA or EPS, as the case may be, minus the Threshold level for such category, divided by (ii) the Target level for such category minus the Threshold level for such category. The resulting payout percentage is the Absolute Payout Percentage.

For each of the three (3) year Performance Periods, the Target level for Free Cash Flow shall be $125 Million.

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For avoidance of doubt, and recognizing that the following numbers are intended to be provided as an example and are not be based on any projections or actual results, in the event that the Company’s actual EBITDA for the year ended December 31, 2013 is $250 million, then $275 million shall be the Target EBITDA Level, as defined below, against which to judge absolute EBITDA Growth for the January 1, 2014 through December 31, 2014 Performance Period, and accordingly, the three (3) year Target absolute EBITDA Levels (that is, 10% increases in respect of the base Target level compounded annually) for each of the Performance Periods would be $275 million (2014), $302.5 million (2015), and $332.75 million (2016); correspondingly, the three (3) year Threshold absolute EBITDA Levels (that is, 5.0% increases compounded annually) for each of the Performance Periods would be $262.5 million (2014), $275.625 million (2015), and $289.40625 million (2016). The same methodology shall be used based on the Company’s actual EPS for the year ended December 31, 2013.

iv The Relative EBITDA Growth and Relative EPS Growth for each applicable Performance Period shall be determined by reference to where the actual EBITDA Growth and actual EPS Growth achieved by the Company during such Performance Period places the Company in the specified percentile listed below within the group of companies previously determined by the Compensation Committee for the 2014 Performance Period for executives of the Company with similar Performance Goals and to be determined by the Compensation Committee prior to the beginning of each of the 2015 and 2016 Performance Periods, as the same shall be amended annually by the Compensation Committee (the “Comparative Group”). Selection of the Comparative Group shall be based on companies with Global Industrial Classification Standard (GICS) codes 25203010 – Apparel, Accessories & Luxury Goods and 25203020 – Footwear, with comparable revenue and earnings levels, which shall be comprised of annual revenue between $100 million and $5 billion and EBITDA and diluted EPS greater than zero in the most recent fiscal year. The Comparative Group must include at least 25 companies. If there are fewer than 25 companies within the revenue range with positive EBITDA and positive diluted EPS, then the Compensation Committee shall use its discretion to expand the qualifying revenue range within the foregoing GICS codes. If two or more of the listed companies merge during the applicable Performance Period, or if any listed company goes out of business or otherwise ceases to exist as an independent entity during the applicable Performance Period, reasonable adjustment shall be made. Annex A is a sample Comparative Group based on 29 companies meeting the foregoing specifications. Calculations shall be made in accordance with Exhibit Y.

Payouts for the Relative EBITDA Growth and Relative EPS Growth that is at the 50th percentile or higher shall equal (1) 50% plus (2) (a) the difference between (x) the actual percentile performance of the Company, minus (y) 50th percentile, where each percentile is converted to a percent (for example, the 60th percentile is equivalent to 60%), times (b) 1.25. The maximum payout for relative performance is 100%. The resulting percentage is the Relative Payout Percentage.

A sample pay for relative performance chart is provided below for illustrative purposes only.

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Relative Payout Percentage
Percentile of EBITDA/EPS Growth	Percentage of Annual Shares Vested
90%	100%
85%	93.75%
80%	87.50%
75%	81.25%
70%	75.00%
65%	68.75%
60%	62.50%
55%	56.25%
50%	50%
Under 50%	0%

v The final payout percentage of each target that is based on growth will be the greater of the Absolute Payout Percentage and the Relative Payout Percentage for such target.

Notwithstanding anything above to the contrary, if the Company fails to achieve positive EBITDA Growth or EPS Growth during any Performance Period, no more than 50% of the Annual EBITDA Shares or Annual EPS Shares, as the case may be, shall vest as a result of the Company’s achievement of the relevant relative growth levels.

1. EBITDA Growth: For each Performance Period, the EBITDA Shares allocable to such Performance Period (the “Annual EBITDA Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EBITDA Growth or Relative EBITDA Growth during such Performance Period as provided in Section B(iii) or B(iv) of this Exhibit (the “EBITDA Level”), using the higher percentage vesting arrived at using the formulas above.

2. EPS Growth: For each Performance Period, the EPS Shares allocable to such Performance Period (the “Annual EPS Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EPS Growth or Relative EPS Growth during such Performance Period as provided in Section B(iii) or B(iv) of this Exhibit, using the higher percentage vesting arrived at using the formulas above.

3. Free Cash Flow: For each Performance Period, the Free Cash Flow Shares allocable to such Performance Period shall vest on the applicable Performance Vesting Date based upon the achievement of Free Cash Flow of $125 Million.

C. Catch-Up; Forfeiture. With respect to the EBITDA Growth and EPS Growth criteria:

1. If, in any year, Absolute Growth within a category does not result in vesting, because (i) the Absolute Growth required for maximum vesting was not achieved, or (ii) vesting was achieved based on Relative Growth, then, in later years, Absolute Growth shall be measured cumulatively to include the Absolute Growth that did not result in vesting, in order to allow vesting of the earlier year’s unvested PSU’s (i.e. those that did not vest based on Absolute Growth or Relative Growth) and then, if available, to those of the later year.

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2. If, in any year, Absolute Growth within a category exceeds the percentage required for maximum vesting in such category, the excess growth shall be carried back into earlier years (to allow vesting to the extent not previously achieved by virtue of Absolute Growth or Relative Growth) or forward into later years (so that cumulative Absolute Growth in the later year is measured from the point required to achieve maximum vesting in the earlier year).

3. If PSU’s scheduled to vest on a Performance Vesting Date have not vested on such date, on a succeeding Performance Vesting Date or on the final Performance Vesting Date, they shall automatically be forfeited.

D. Fractional Shares. Except as set forth in Exhibit Y, any fractional PSU’s resulting from the achievement of any of the performance goals shall be aggregated and any resulting fractional PSU’s from such aggregation shall be eliminated.

E. Definitions.

“EBITDA Growth” means, with respect to each Performance Period, the percentage growth in the Company’s consolidated EBITDA, with each component of EBITDA determined in accordance with generally accepted accounting principles consistently applied, during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting of EBITDA. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database.

“EPS Growth” means, with respect to each Performance Period, the percentage growth in the EPS, as defined in paragraph B(ii) of this Exhibit X, of the Company during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting in its annual audited financial statements, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q, and if so reviewed, as reviewed by the Company’s independent certified accountants, adjusted, if applicable, for Extraordinary Items. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database, as adjusted pursuant to the last sentence of the definition of “Extraordinary Items.”

“Extraordinary Items” means items of extraordinary income or loss, which shall be deducted (in the case of extraordinary income items) or added (in the case of extraordinary loss items), as the case may be. In determining what constitutes extraordinary income or loss, by way of example and not by way of limitation, (a) it is recognized that the Company is engaged in the business of purchasing and selling brands, licenses and other intellectual property and, therefore, any gain or loss incurred as a result of such purchases or sales shall be considered in the Company’s ordinary course of business and therefore not be considered extraordinary, and (b) any gain or loss (other than a remeasurement gain or loss required by generally accepted accounting principles) incurred in connection with the write-off of securities (other than sales related to transactions referred to in (a) above), shall be considered extraordinary. The foregoing calculation shall be made with respect to the companies comprising the Comparative Group to the extent ascertainable from their public filings.

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“Free Cash Flow” means, with respect to each Performance Period, the Company’s consolidated Free Cash Flow, with each component of Free Cash Flow determined in accordance with generally accepted accounting principles consistently applied, consistent with the Company’s reporting of Free Cash Flow.

“Performance Period” means each period from January 1 through December 31 during the Initial Term, commencing with the period from January 1, 2014 through December 31, 2014, and ending with the period from January 1, 2016 through December 31, 2016.

“Performance Vesting Date” means each December 31 during the Initial Term, commencing with December 31, 2014, and ending with December 31, 2016. Actual vesting shall occur upon certification of achievement of the performance goals by the Compensation Committee.

F. Miscellaneous.

With respect to each Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

Certification, other than as to stock price, shall, except as otherwise set forth herein, be based on the Company’s audited financial statements for the applicable Performance Period, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q and, if so reviewed, as reviewed by the Company’s independent certified public accountants. Any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow required under this Exhibit X, except as otherwise set forth herein, shall be made in accordance with the generally accepted accounting principles (GAAP) in the United States, as applied by the Company to the preparation of its financial statements, as in effect on the Effective Date. In the event of a change in GAAP, or the Company’s application thereof, any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow based on and/or as provided in the Company’s financial statements shall be adjusted as required to comply with the foregoing sentence. Vesting shall only occur upon the certification by the Compensation Committee of the achievement, whose good faith certification shall determine whether such achievement occurred. The Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the completion of the audit for the fiscal year; provided, that in the case of a termination of the Executive’s employment, the Compensation Committee shall use reasonable business efforts to meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the Date of Termination; and provided further, that in the case of a Change in Control, the Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide any applicable certification immediately prior to the Change in Control. The Company shall cause the foregoing meetings and certifications to occur in a timely manner, which agreement by the Company the parties agree is a material obligation and agreement of the Company.

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Notwithstanding anything to the contrary contained in the Agreement or this Exhibit X, any dispute under Section 6 of the Amendment and/or this Exhibit X (including in respect of any dispute arising following any certification by the Compensation Committee) shall, at the request of the Company or the Executive, be resolved by the Company’s independent certified public accountants (with such accountants’ fees and expenses being paid by the Company).

In the event that following the vesting of any PSU’s there is a restatement of the Company’s financial statements for the period utilized for determining said vesting, and the Compensation Committee determines in good faith that such PSU’s would not have vested based on the restated financials, including as to its impact on the stock price or market capitalization, if applicable, the Compensation Committee may require the Executive to repay to the Company (in cash or by delivery of shares of Common Stock) the value (determined as of the time of distribution) of any shares of Common Stock distributed to the Executive with respect to such PSU’s, reduced by any un-refundable taxes paid thereon by the Executive, and upon such demand such amount shall promptly be paid by the Executive to the Company.

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EXHIBIT Y

Relative EBITDA Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EBITDA Growth to the EBITDA Growth performance of selected peer group of companies selected as set forth in Exhibit X. The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EBITDA Growth percentiles between levels shall be determined by interpolation. The exact number of Annual EBITDA Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.

Relative EPS Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EPS Growth to the EPS Growth performance of selected peer group of companies selected as set forth in Exhibit X. The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EPS Growth percentiles between levels shall be determined by interpolation. The exact number of Annual EPS Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.

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